EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of October 1, 2022 (the “Effective Date”), is entered into by and among Michael W. Dyer, an individual (“Purchaser”), on the one hand, and Cornerstone Tech, Inc., a California corporation (the “Company”), and Sonasoft Corp., a California corporation. (“Sonasoft” or the “Owner”), on the other hand. The Company, Purchaser and Owner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company engages in the business of providing engineering services and reselling hardware and software, located at 1735 North 1st St, Suite 110, San Jose, CA 95112 (the “Location”);

WHEREAS, Sonasoft owns twenty-seven million five hundred thousand (27,500,000) shares of common stock of the Company which represents all of its issued and outstanding capital stock (the “Shares”); and

WHEREAS, Purchaser desires to acquire all of the Shares, and Sonasoft desires to sell to Purchaser all of the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, litigation, citation, summons, subpoena, hearing, mediation or other proceeding or investigation of any nature, whether civil or criminal, administrative, regulatory or otherwise, at law or in equity, including, without limitation, the foregoing that are before or by any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person. Notwithstanding anything to the contrary contained herein, from and after the Closing, the Company shall be deemed to be an Affiliate of Owner.

“Agreement” has the meaning set forth in the Preamble.

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“Ancillary Agreements” means any other agreement reasonably contemplated by this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in San Jose are authorized or required by applicable Law to be closed for business.

“California Courts” has the meaning set forth in Section 12.06(b).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Contract” any note, bond, mortgage, deed, indenture, guarantee, license, franchise, permit, agreement, contract, lease, commitment, undertaking, joint venture, legally binding letter of intent or other similar agreement, commitment, instrument and legal binding arrangements, whether oral or written, and any amendments thereto.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through Ownership of voting securities, by Contract or otherwise. The terms “Controlled,” “Controlled by” and “under common Control with” shall have correlative meanings.

“Environmental Laws” means federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, but not limited to, ambient air, surface water, ground water, land surface or subsurface strata).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“IRS” means the Internal Revenue Service.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority to which a Party is subject.

“Location” means 1735 North 1st St, Suite 110, San Jose, CA 95112.

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“Owner” has the meaning set forth in the Preamble.

“Payables” means all trade and other accounts payable, including accrued expenses, owed by the Company.

“Permits” means all licenses, permits, franchises, waivers, certificates, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust, an association or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Returns” has the meaning set forth in Section 6.03(b).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.03(a).

“Purchase Price”has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the Preamble.

“Receivables” means all of Company’s trade accounts receivable, notes receivable, negotiable instruments, and chattel paper, including receivables arising from or related to goods sold or services rendered before or on a given date.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Shares” has the meaning set forth in the Recitals.

“Sonasoft” has the meaning set forth in the Preamble.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise Controls, more than fifty percent (50%) of the voting shares or other similar interests.

“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, charges, fees, imposts, and governmental levies and assessments including all income, gross receipts, capital stock, premium, franchise, profits, production, value added, occupancy, gains, personal property replacement, employment and other employee and payroll related taxes, withholding, foreign withholding, social security, welfare, unemployment, disability, real property, personal property, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, environmental, customs duty, severances, stamp, excise, occupations, sales, use, transfer, alternative minimum, estimated taxes, inventory, escheat, guaranty fund assessment, and other taxes, duties, fees, levies, customs, tariffs, imposts, obligations, charges and assessments of the same or a similar nature imposed, imposable or collected by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, and any transferee, successor or other liability in respect of any items described above payable by reason of contract, assumption, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under foreign, state or local law) or otherwise.

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“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Tax Proceeding” has the meaning set forth in Section 6.05.

“Tax Refund” has the meaning set forth in Section 6.07.

“Tax Returns” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including schedule or attachment thereto and any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means the regulations promulgated under the Code.

ARTICLE II
PURCHASE; CLOSING

Section 2.01 Purchase of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Owner shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Owner, all of Owner’s right, title and interest in and to all of the Shares, and Purchaser shall pay to Owner, in cash or cash equivalent, the following amounts (such amounts, collectively, the “Purchase Price”):

(a) An amount equal to $250,000 in the aggregate, of which a $25,000 deposit has previously been made to Owner by Purchaser; and

(b) Post-Closing, an amount equal to the Receivables of the Company outstanding as of the Closing Date, less (i) the Company’s Payables as of the Closing Date, and (ii) any applicable taxes due for deferred revenues on the books of the Company as of the Closing Date, due and payable sixty (60) days after the Closing Date.

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Section 2.02 Payments. At or prior to the Closing, Purchaser shall pay the Purchase Price then due by wire transfer of immediately available funds, payable to Owner to an account designated in writing to Purchaser by Owner.

Section 2.03 Assets. The Parties acknowledge and agree that, upon the Closing, Purchaser shall acquire control of the Company, together with all of its inventory and all of its assets, its brand, brand equity, customer lists, all existing vendor certifications (i.e. Microsoft Gold, Dell, VMWare), and Receivables and Payables as of the Closing Date; provided, however, that the Company’s cash on hand at Closing and the Location utilized by the Company are specifically excluded from the transactions contemplated by this Agreement, and Sonasoft shall retain its rights to the Location following the Closing.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by mutual exchange of portable document format (.PDF) signatures and electronic delivery of funds, or at such other place, time and date as Owner and Purchaser may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be deemed to occur and be effect at 12:01 a.m., local time, in San Jose, California, on the Closing Date.

Section 2.05 Closing Deliverables.

(a) At the Closing, the Company and/or Owner, as applicable, shall deliver or cause to be delivered to Purchaser the following:

(i) the executed certificate(s) described in Section 7.01(a)(b);

(ii) a certificate of good standing from the California Secretary of State, and a certificate of entity status from the California Franchise Tax Board;

(iii) the certificate(s) representing the Shares (or, if such certificate(s) is/are unavailable, an appropriate affidavit of lost certificate(s)), the Stock Power attached as Exhibit B hereto, and evidence that the transfer of the Shares has been appropriately entered on the equity transfer books of the Company;

(iv) the duly tendered resignations of all officers and directors of the Company; and

(v) without limitation by specific enumeration of the foregoing, all other documents reasonably required by Purchaser to consummate the transactions contemplated by this Agreement; and

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Owner the following:

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(i) the Purchase Price then due, less any amount of the Purchase Price paid prior to the Closing;

(ii) the executed certificate(s) described in Section 7.02(a); and

(iii) without limitation by specific enumeration of the foregoing, all other documents reasonably required by Owner to consummate the transactions contemplated by this Agreement.

Section 2.06 Assumed Liabilities. Subject to the terms of this Agreement, following the Closing and to the extent applicable, as between Owner and Purchaser, Purchaser will accept the assignment and assume responsibility for (i) all customer and vendor contracts currently the responsibility of the Company, and (ii) all remaining assets and liabilities of the Company as of the Closing Date, including. but not limited to, all outstanding Receivables and Payables, deferred revenues, deferred expenses, and any outstanding taxes related to the foregoing. Without limiting the generality of the foregoing and subject to the terms of this Agreement, collections on any outstanding Receivables and timely payment of outstanding Payables shall be the sole responsibility of Purchaser following the Closing. EXCEPT FOR ANY GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR A BREACH OF ITS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, OWNER SHALL NOT BE LIABLE FOR (A) ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, OR LOSS OF PROFITS, GOODWILL, OR DATA OR OTHER INTANGIBLE LOSSES (REGARDLESS OF THE BASIS OR TYPE OF CLAIM AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES). THESE EXCLUSIONS ARE MEANT TO APPLY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND REGARDLESS OF THE FAILURE OF ANY SPECIFIC REMEDY.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF OWNER

Owner hereby represents and warrants to Purchaser that the following statements are true and correct as of the date hereof:

Section 3.01 Organization and Authority. Owner is a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization. Owner has all requisite power and authority to carry on its business as currently conducted by it and to own and make use of its assets as currently used. Owner is duly qualified to do business and is in good standing (or the equivalent thereof) in each jurisdiction where ownership or operation of its assets or the operation or conduct of its business as currently conducted requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect.

Section 3.02 Authority and Enforceability.

(a) Owner has all requisite power and authority to execute and deliver this Agreement, to perform Owner’s obligations hereunder and to consummate the transactions contemplated hereby. Owner has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Owner and, assuming the due authorization, execution and delivery by each of the other Parties hereto, this Agreement constitutes the valid and binding obligation of Owner, enforceable against Owner in accordance with its terms.

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(b) Owner and any of Owner’s Affiliates (other than the Company) executing any Ancillary Agreements has all requisite power and authority to execute and deliver the Ancillary Agreements to which Owner will be a party, to perform Owner’s obligations thereunder and to consummate the transactions contemplated thereby. Owner has, and prior to the Closing any such Affiliates (other than the Company) will have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which Owner will be a party, the performance of Owner’s obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by Owner or any of Owner’s Affiliates (other than the Company), upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by Owner or such Affiliate (other than the Company), as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of Owner or such Affiliate (other than the Company), as applicable, enforceable against Owner or such Affiliate (other than the Company), as applicable, in accordance with its terms.

Section 3.03 Ownership of Shares. Owner owns all of the Shares, of record and beneficially, free and clear of all encumbrances (other than restrictions on transfer imposed by federal and state insurance and securities Laws).

Section 3.04 Fees to Brokers and Finders. Owner has no obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

Section 3.05 No Other Agreements. Owner represents and warrants to Purchaser that (i) it has not made any agreement to sell, transfer or hypothecate Owner’s Interests other than as disclosed herein and (ii) it has not made any agreement in the name or on behalf of, or regarding, the Company or the Shares that has not been disclosed to Purchaser in writing.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Owner and Company, jointly and severally, represent and warrant to Purchaser that the following statements are true and correct as of the date hereof:

Section 4.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization. The Company has all requisite power and authority to carry on its business as currently conducted by it and to own and make use of its assets as currently used. The Company is duly qualified to do business and is in good standing (or the equivalent thereof) in each jurisdiction where ownership or operation of its assets or the operation or conduct of its business as currently conducted requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect. The Company has made available to Purchaser prior to the date hereof correct and complete copies of the organizational documents of the Company in effect as of the date hereof. Each such organizational document is in full force and effect, and the Company is in compliance with its respective organizational documents.

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Section 4.02 Authority and Enforceability.

(a) The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all requisite corporate or other actions to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other Parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The Company executing any Ancillary Agreements has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Company has taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Company upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by the Company, as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of the Company, as applicable, enforceable against the Company, as applicable, in accordance with its terms.

Section 4.03 Fees to Brokers and Finders. The Company does not have any obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.04 Bank Accounts. Exhibit A sets forth a list of the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type and primary use of account; (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account and the type of access each such signer holds (Administrative, View, Transactional, etc.); and (e) the approximate amount held in such account as of the date of this Agreement. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of any of the Company.

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Section 4.05 FCPA. The Company (including any of its officers, directors, agents, employees or other Persons associated with or acting on their behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

Section 4.06 Financial Statements. The financial statements delivered to Purchaser by Owner and Company are correct and complete in all material respects and have been prepared in accordance with GAAP except as set forth on Schedule 4.06.

Section 4.07. Real Property. The Company does not own or lease any real property nor is it a guarantor on any obligation relating to any real property.

Section 4.08 Personal Property. Schedule 4.08 contains a list of all personal property which the Company (i) owns, and (ii) leases. Except as described on Schedule 4.08, the Company has good and marketable title to all personal property of the Company, free and clear of any lien or encumbrance.

Section 4.09 Claims. There are no product liability, warranty, material back charge, material additional work, field repair, professional liability, personal injury or other claims by any third party (whether based on contract, tort or otherwise and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the Company during periods prior to and including the Closing Date, or (b) the operation of the Company during the period prior to and including the Closing Date.

Section 4.10 Personnel; Labor Matters. To the knowledge of Company and the Owner, all obligations of the Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses and other forms of compensation payable to the officers, directors and other employees and independent contractors of the Company have been paid or adequate accruals have been made in the Closing Date financial statement of the Company. The Company has and currently is conducting its business in full compliance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, the violation of which would not have a material adverse effect on the Company.

Section 4.11 Contracts.

(a) Except as described on Schedule 4.11(a), the Company is not a party to any written or oral:

(i) current contracts not made in the ordinary course of business;

(ii) agreement, mortgage, indenture, loan or credit agreement, security agreement, guaranty or indemnity or other agreement or instrument relating to the borrowing or lending of money or extension of credit or providing for the mortgaging or pledging of, or otherwise placing a lien on, any assets or properties of the Company;

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(iii) option, warrant or other contract for the purchase of any debt or equity security of any corporation, or for the issuance of any debt or equity security, or the conversion of any obligation, instrument or security into debt or equity securities, of the Company or Owner;

(b) The Company is not in breach of or in default under any of the Contracts, and to the knowledge of Company and the Owner, no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default. The execution and delivery of this Agreement and the closing of the purchase and sale of the Shares will not (i) violate, or conflict with, or result in a breach of any provision of or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien upon any of the properties or assets of the Company under, any of the terms or conditions of any Contract or (ii) require the consent of any party to any Contract.

Section 4.12 Environmental Laws.

(a) To the knowledge of Company and the Owner, the Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions within those Environmental Laws, and to the knowledge of the Company and the Owner, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

(b) The Company has not received written notice of, and is not, the subject of any action, cause of action, claim, investigation, demand or notice by any Person alleging any liability, obligation or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law (an “Environmental Claim”), and the Company has not received a CERCLA Section 104(e) information request or been named a potentially responsible party for any National Priorities List site under CERCLA or any site under analogous state, federal or foreign law or received an analogous written notice or request from any non-U.S. Governmental Authority, which notice, request or any resulting inquiry or litigation has not been fully and finally resolved.

(c) There are no Environmental Claims that are pending or, to the knowledge of the Company and the Owner, threatened against the Company or, to the knowledge of the Company and the Owner, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

Section 4.13 Compliance with Laws. To the knowledge of Company and the Owner, the Company has complied in all material respects with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions, all applicable local and foreign jurisdictions and all Government Authorities with respect to the conduct of its business and the ownership of its properties.

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Section 4.14 Litigation. There is no Action or claim pending or, to the knowledge of Company and Owner, threatened, or, to the knowledge of Company and Owner, governmental investigation threatened or pending by, against or involving the Company in any manner, including, but not limited to, any Action or claim that would prevent Owner or Company from consummating the transactions contemplated hereby, or to otherwise perform Company’s or Owner’s obligations under this Agreement or any Ancillary Agreement to which Company or Owner is or will be a party, in any material respect.

Section 4.15 Taxes.

(a) The Company has filed, within the time and in the manner prescribed by law, all federal, and all state and local tax returns required to be filed by it and has paid all Taxes in connection with the Company shown to be due on these returns. Other than as set forth on Schedule 4.15(a), there are no outstanding assessments or Taxes otherwise due that if not paid on a timely basis would result, on or after the Closing Date, in any liens for Taxes on any assets of the Company. There are no pending or, to the knowledge of the Company and the Owner, threatened tax audits involving either the Company, the Owner or any of their affiliates the adverse determination of which could result in a lien upon the assets of the Company.

(b) Except for statutory liens for Taxes that are not yet due, there is no tax lien, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any of the assets or properties of the Company.

Section 4.16 Insurance. There is no claim, action, suit or proceeding arising out of, under or based upon any of the insurance policies. There is no notice of any pending or, to the knowledge of the Company and the Owner, threatened termination or premium increase with respect to any of such policies, and the Company is in compliance with all conditions contained in the policies.

Section 4.17 Permits. The Company has all franchises, licenses, permits, certificates and other authorizations from federal, state, local or foreign governments or Governmental Authorities that are necessary for the conduct of the business and which, if not obtained, could, individually or in the aggregate, have a material adverse effect on the Company. Schedule 4.17 contains a list of all Permits, including without limitation certificates of licensure of Company or employees of Company to practice engineering. The Company and Owner do not have knowledge of any fact, error or omission relevant to any Permit that would permit the revocation or withdrawal of any Permit. The Company has satisfied all material bonding requirements pertaining to its operations under federal, state, local and foreign laws, rules and regulations.

Section 4.18 Transactions with Related Parties. There are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a creditor of, the Owner or affiliate of the Owner.

Section 4.19 No Material Change. Since March 31, 2022 there has been no change which has had a material adverse effect on the Company and its business, properties or condition (financial or otherwise). Neither the Company nor the Owner has any knowledge of any specific existing or threatened occurrence, specific event or development related to the Company or its business, properties or condition (financial or otherwise) which, as far as can be reasonably foreseen, could have a material adverse effect.

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Section 4.20 Receivables. Set forth on Schedule 4.20 is a list of Receivables as of the Closing Date. All Receivables of the Company are reflected properly on its books and records, they are valid Receivables, are not subject to any setoffs or counterclaims and will be collected in accordance with their terms at their recorded amounts, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

Section 4.21 Payables. Set forth on Schedule 4.21 is a list of Payables as of the Closing Date. All Payables of the Company are reflected properly on its books and records and are not in material default nor otherwise past due more than 90 days.

Section 4.22 Intellectual Property. Schedule 4.21 sets forth a complete and accurate list of (i) all Registered Intellectual Property (as defined below), including all Patents, registered Copyrights, registered Trademarks and Domain Names (collectively, the “Company Registered Intellectual Property”), (ii) all Software used by the Company, and (iii) all unregistered Trademarks, and unregistered material Copyrights.

“Intellectual Property” means the rights associated with or arising out of any of the following: (i) domestic and foreign patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know‑how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, source code, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed (“Software”); (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

Section 4.23 Disclosure. The Company and Owner have disclosed to Purchaser all facts known to the Company and the Owner considered to be material to the business of the Company, and neither the Company nor the Owner know of any facts or circumstances that might reasonably be expected to result in any material adverse effect on the Company and its business.

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Section 4.24 No Misrepresentations. The information contained in the representations and warranties of the Company and/or the Owner set forth in this Agreement and in each of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered as contemplated by any provision of this Agreement, to Purchaser is true and correct, does not and will not contain any untrue statement of a material fact and does not omit and will not omit to state any material fact necessary to make such representation, warranty or any other statement not misleading to Purchaser.

ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Owner as follows:

Section 5.01 Authority and Enforceability.

(a) Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform Purchaser’s obligations hereunder and to consummate the transactions contemplated hereby. Purchaser has taken all requisite actions to authorize the execution and delivery of this Agreement, the performance of his obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by each of the other Parties hereto, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b) Purchaser and Purchaser’s Affiliates have all requisite power and authority to execute and deliver the Ancillary Agreements to which Purchaser will be a party, to perform Purchaser’s obligations thereunder and to consummate the transactions contemplated thereby. Purchaser has and Purchaser’s Affiliates have taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which Purchaser will be a party, the performance of his obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by Purchaser or Purchaser’s Affiliates upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by Purchaser or Purchaser’s Affiliates, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each such Ancillary Agreement will constitute the valid and binding obligation of Purchaser or Purchaser’s Affiliates, enforceable against Purchaser or Purchaser’s Affiliates in accordance with its terms.

Section 5.02 Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the performance of Purchaser’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

Section 5.03 No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 5.02, if any, are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser the performance of his obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation or breach of any provision of any Law or Permit applicable to Purchaser.

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Section 5.04 Litigation; Governmental Orders. There is no Action or claim pending or, to the knowledge of Purchaser, threatened, or, to the knowledge of Purchaser, governmental investigation threatened or pending by, against or involving Purchaser, that would prevent Purchaser from consummating the transactions contemplated hereby, or to otherwise perform Purchaser’s obligations under this Agreement or any Ancillary Agreement to which Purchaser is or will be a party, in any material respect.

Section 5.05 Securities Representations. Purchaser hereby represents and warrants that:

(a) Purchaser acknowledges and agrees that the Shares are characterized as “restricted securities” under applicable U.S. federal and state securities laws, including Rule 144 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and that pursuant to these laws, Purchaser must hold the Shares indefinitely unless subsequently registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Neither the Company nor any other person is under any obligation to register the Shares under the Securities Act or otherwise.

(b) Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares. It is further understood that any stock certificates to be issued pursuant to the terms of this Agreement may bear one or more legends restricting the transfer of the Shares or as otherwise required by applicable Law.

(c) Purchaser is acquiring the Shares for Purchaser’s own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

(d) Except as set forth in this Agreement, no representations or warranties have been made to Purchaser by the Company or Owner or any Affiliate thereof. Purchaser has been solely responsible for Purchaser’s own due diligence investigation of the Company and Purchaser’s analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relying on anyone else’s analysis or investigation of the Company, its business or the merits and risks of the Shares. Purchaser has obtained, to the extent Purchaser deems necessary, Purchaser’s own professional advice with respect to the risks inherent in the investment in the Shares, the condition of the Company and the suitability of the investment in the Shares in light of the Company’s financial condition and investment needs.

ARTICLE VI
TAX MATTERS

Section 6.01 Transfer Taxes. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the timely payment of all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement. Owner shall, and Purchaser shall cooperate to, prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes and shall promptly provide Purchaser with copies of any such documentation and Tax Returns.

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Section 6.02 Straddle Period.

(a) In the case of Taxes of the Company that are payable with respect to any Straddle Period, the portion of any such Taxes that are treated as Taxes for a Pre-Closing Tax Period for purposes of this Agreement shall be (i) in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended as of the close of business on the Closing Date, and the Parties shall elect to do so if permitted by applicable Law; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(b) Any credit or refund resulting from an overpayment of Taxes (and associated interest) for a Straddle Period shall be attributed to the portion of the Straddle Period ending on the Closing Date and/or the portion of the Straddle Period beginning after the Closing Date based upon the method employed in Section 6.02(a) taking into account the type of Tax to which the credit or refund relates. In the case of any Tax paid based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be apportioned under Section 6.02(a) shall be computed by reference to the level of such items on the Closing Date.

Section 6.03 Tax Returns. Except as otherwise provided in Section 6.02:

(a) Owner shall prepare or cause to be prepared, at Owner’s sole cost and expense, and with reasonable assistance from the Company and Purchaser, all Tax Returns of the Company for Tax periods that end on or before the Closing Date that are required to be filed after the Closing Date (collectively the “Pre-Closing Tax Returns”); provided, however, that for each Pre-Closing Tax Return, Owner shall furnish, no later than twenty (20) Business Days prior to the anticipated filing date for such Pre-Closing Tax Returns, a draft to Purchaser of all such Pre-Closing Tax Returns (including copies of all work papers related thereto) and such other information regarding such Pre-Closing Tax Returns as may be reasonably requested by Purchaser for Purchaser’s review and comment, and Owner shall not file such Pre-Closing Tax Returns without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice and custom of the Company except as otherwise required by Law. Owner shall pay all Taxes required to be paid in respect of such Pre-Closing Tax Returns to Purchaser in accordance withSection 6.02(a), and Purchaser shall file or cause to be filed such Pre-Closing Tax Returns.

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(b) Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all other Tax Returns of the Company. In the case of a Purchaser Tax Return relating to Taxes for a Straddle Period or as to which Taxes are otherwise the obligation of Owner (“Post-Closing Tax Returns”), Purchaser shall prepare or cause to be prepared such Post-Closing Tax Returns in a manner consistent with past practice and custom of the Company except as otherwise required by Law. Purchaser shall furnish a draft to Owner of all such Post-Closing Tax Returns (including copies of all work papers related thereto) and such other information regarding such Tax Returns as may be reasonably requested by Owner at least twenty (20) Business Days prior to the anticipated filing date for such Post-Closing Tax Returns. Owner shall have the right to review and comment, and Purchaser shall not file such Post-Closing Tax Returns without the prior written consent of Owner (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.04 Assistance and Cooperation. After the Closing, Purchaser and Owner shall, and shall cause their respective Affiliates (including the Company) to, reasonably cooperate with respect to the preparing of any Tax Returns (including the preparation of any Tax Returns pursuant to Section 6.03) and for any audits of, or disputes with any Governmental Authority. Such cooperation shall include the retention of all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Owner, any extensions thereof) of the respective Tax periods, abiding by all record retention agreements entered into with any Tax Authority, and each Party shall make itself and its employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 6.04.

Section 6.05 Tax Proceedings. Purchaser shall notify Owner within five (5) Business Days after the receipt by Purchaser or any of Purchaser’s Affiliates (including the Company) of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company which is allocated to Owner or for which Owner could be liable or responsible under this Agreement (together with any related proceeding, a “Tax Proceeding”). The failure to give such prompt written notice shall not, however, relieve Owner of its indemnification obligations, except and only to the extent that Owner forfeits material rights or defenses by reason of such failure. Owner may elect, at Owner’s sole expense, to have control over the conduct of any Tax Proceeding with respect to any Tax period ending on or before the Closing Date; provided that (a) Purchaser shall have the right to participate in any such Tax Proceeding at Purchaser’s sole cost (except to the extent such costs are obligations of Owner pursuant to this Agreement), (b) Owner shall keep Purchaser reasonably informed of the status of developments with respect to such Tax Proceeding, and (c) Owner shall not settle, discharge, or otherwise dispose of any such Tax Proceeding without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall have control over the conduct of any Tax Proceeding with respect to any Straddle Period or any Tax Proceeding with respect to any period referenced in the immediately preceding sentence that Owner does not elect to control; provided that (i) Owner shall have the right to participate in any such Tax Proceeding at Owner’s sole cost (except to the extent such costs are obligations of Purchaser pursuant to this Agreement), (ii) Purchaser shall keep Owner reasonably informed of the status of developments with respect to such Tax Proceeding, and (iii) Purchaser and the Company shall not settle, discharge, or otherwise dispose of any such Tax Proceeding without the prior written consent of Owner (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.06 ERTC Remittance. Purchaser shall remit to Owner any and all Employee Retention Tax Credit (“ERTC”) amounts for the period prior to Closing no later than ten (10) days after the Company or Purchaser receives the same. The amount of ERTC is expected to be approximately $313,000.

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Section 6.07 Other Tax Refunds and Credits. Owner shall be entitled to any Tax refunds or Tax credits actually received or utilized by Purchaser, the Company, or any of their Affiliates that relate to Taxes paid or otherwise borne by Owner or the Company with respect to a Pre-Closing Tax Period (a “Tax Refund”). Purchaser shall cause the amount of any and all Tax Refunds, net of Taxes (if any) imposed on the receipt of such Tax Refunds and net of reasonable, documented out-of-pocket expenses incurred in connection with obtaining such Tax Refunds, to be promptly paid to Owner in immediately available funds within ten (10) Business Days of the actual receipt or realization of the applicable Tax Refund.

Section 6.08 Survival. The provisions of this Article VI shall survive the Closing.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Purchaser) as of the Closing of the following conditions:

(a) Representations and Warranties Regarding Owner. (i) Owner representations and warranties shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date). Purchaser shall have received a certificate to such effect dated the Closing Date and executed by Owner.

(b) Representations and Warranties Regarding the Company. (i) The Company representations and warranties shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date). Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company and Owner.

(c) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) Closing Deliverables. Purchaser shall have received (or waived receipt of) those deliverables described in Section 2.05(a).

(e) Other Documents. The Company and Owner shall have delivered to Purchaser such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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Section 7.02 Conditions to the Obligations of Owner. The obligations of Owner to consummate the transactions contemplated by this Agreement subject to the satisfaction (or waiver by Owner) as of the Closing of the following conditions:

(a) Representations and Warranties. (i) Purchaser representations and warranties shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date). Owner shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

(b) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order that is in effect on the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Closing Deliverables. Owner shall have received (or waived receipt of) those deliverables described in Section 2.05(b).

ARTICLE VIII
TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and Owner;

(b) by Purchaser or Owner if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(c) by Purchaser if (i) Purchaser is not in material breach of any of Purchaser’s obligations hereunder, and (ii) Owner or the Company is in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.01(a)(b) incapable of being satisfied, and such breach is either (A) not capable of being cured within thirty (30) calendar days, or (B) if curable, is not cured within thirty (30) calendar days after the giving of written notice by Purchaser to Owner; or

(d) by Owner if (i) Owner and Company are not in material breach of any of their obligations hereunder, and (ii) Purchaser is in material breach of any of Purchaser’s representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.02(a) incapable of being satisfied, and such breach is either (A) not capable of being cured within thirty (30) calendar days, or (B) if curable, is not cured within thirty (30) calendar days after the giving of written notice by Owner to Purchaser.

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Section 8.02 Procedure Upon Termination. In the event of termination and abandonment by Owner or Purchaser, or both, pursuant to Section 8.01, written notice thereof shall be given to the other Party, and this Agreement shall terminate, without further action by any of the parties hereto.

Section 8.03 Effect of Termination. If this Agreement is terminated in accordance with Section 8.01, this Agreement shall thereafter become void and have no effect, and no Party shall have any Liability to any other Party, its Affiliates or any of their respective directors, officers, employees, equity holders, partners, members, agents or representatives in connection with this Agreement, except that, (a) the obligations of the Parties contained in Section 6.06, this Section 8.03, Article IX, Article X and Article XII shall survive, and (b) termination will not relieve any Party from Liability for any intentional and material breach of this Agreement or fraud prior to such termination.

ARTICLE IX
INDEMNIFICATION

Section 9.01 Owner Indemnification.

(a) Subject to the limitations described in Section 9.03, Section 9.04 andSection 9.05, the Owner will indemnify and hold harmless Purchaser and his Affiliates (collectively, the “Owner IndemnifiedParties”) with respect to any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities and expenses (including settlement costs, attorneys’ fees at such attorneys’ customary hourly rates and any other expenses of investigating or defending any actions or threatened actions), whether or not due and payable, which occurred while the Owner was the owner of the Company (collectively, “Losses”), incurred by the Owner Indemnified Parties in connection with each and all of the following:

(i) any breach of any representation or warranty contained in this Agreement of the Company or the Owner, or in any instrument delivered at the Closing by the Company or the Owner;

(ii) the breach of any covenant, agreement or obligation of the Company or Owner contained in this Agreement or any other instrument contemplated by this Agreement; and

(iii) any taxes and fines and penalties thereon imposed upon the Company and/or Purchaser relating to the Owner and/or Company's failure to pay taxes of any type (“Tax Claims”), provided however that the Company and/or Owner shall be afforded the opportunity to exhaust its administrative remedies.

Section 9.02 Purchaser Indemnification.

(a) Subject to the limitations described in Section 9.03, Section 9.04 andSection 9.05, the Purchaser will indemnify and hold harmless Owner and its Affiliates (collectively, the “Purchaser IndemnifiedParties”) with respect to any and all Losses incurred by the Purchaser Indemnified Parties in connection with each and all of the following:

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(i) any breach of any representation or warranty contained in this Agreement of the Purchaser, or in any instrument delivered at the Closing by the Purchaser;

(ii) the breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement or any other instrument contemplated by this Agreement; and

(iii) any taxes and fines and penalties thereon imposed upon the Owner relating to the Purchaser or Company's post-closing failure to pay Tax Claims, provided however that the Purchaser shall be afforded the opportunity to exhaust its administrative remedies.

Section 9.03 Time Limitations. Any and all claims under this Agreement will survive the Closing, subject only to the limitations described below with respect to certain claims: any claim for indemnification arising under Section 9.01(a)(i-ii) of this Agreement shall survive for one (1) year after the Closing Date, but notwithstanding the foregoing, claims for indemnification arising under Section 9.01(a)(i) made with respect to the representations and warranties in Sections 3.01, 3.02, 3.03, 4.01, 4.02 and 4.11 (collectively, the “Fundamental Representations”) shall survive for two (2) years from the Closing Date, and claims for indemnification pursuant to Section 9.01(a)(iii) and/or Section 9.02(a)(iii) shall survive for the applicable statute of limitations. Notwithstanding the foregoing, any claim for indemnification will survive such termination date if any Party, prior to the termination date, will have advised the Owner or Purchaser, as applicable, in writing of facts that constitute or may give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim.

Section 9.04 Maximum Indemnification; Threshold. In no event shall the Indemnifying Party be required to make indemnification payments to the Indemnified Parties in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (the “Indemnity Cap”). The Indemnifying Party shall not be required to make any indemnification payments to the Indemnified Parties until such time as Losses exceed $10,000 in the aggregate (the “Threshold”), at which time the Indemnifying Party will be liable to the Indemnified Parties for all Losses from the first dollar up to the Indemnity Cap. Notwithstanding the foregoing, the Indemnity Cap and Threshold shall not apply to any claims for indemnification pursuant to Section 9.01(a)(iii), Section 9.02(a)(iii)and/or any claims for fraud, intentional misrepresentation or intentional non-disclosure.

Section 9.05Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”

(a) Third Party Claims.

(i) If an Indemnified Party receives notice of the assertion or commencement of an Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (each, a “Third Party Claim”) against such Indemnified Party that the Indemnified Party has determined has or would reasonably be expected to give rise to a right of indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) Business Days after receipt of such notice of such Third Party Claim; provided that any failure to give such prompt written notice shall only relieve the Indemnifying Party of its indemnification obligations to the extent that the Indemnifying Party actually forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail.

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(ii) Subject to the terms of this Section 9.05(a), upon receiving notice of a Third Party Claim, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days of its receipt of notice of the Third Party Claim, to assume the investigation and defense of such Third Party Claim at the Indemnifying Party’s expense and with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not have the right to assume the investigation and defense of a Third Party Claim if (A) the Indemnifying Party or its Affiliate is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate, (B) upon request, the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim, (C) in the reasonable judgment of the Indemnified Party, it involves material reputational risks to the Indemnified Party or any of its Affiliates, or (D) it seeks an injunction or other equitable relief against the Indemnified Party or relates to or arises in connection with any criminal proceeding, indictment, allegation or investigation; provided, further, that as a condition to its assuming the investigation and defense of such Third Party Claim, the Indemnifying Party shall first notify the Indemnified Party in writing that, based on the information then available to it, such Indemnifying Party shall be fully responsible (with no reservation of rights other than the limitations on its indemnification obligations expressly set forth in this Section 9) for all Losses relating to such Third Party Claim with respect to which the Indemnifying Party has assumed the defense and that the Indemnifying Party shall provide full indemnification (subject to the limitations set forth in this Section 9) to the Indemnified Party with respect to such Action giving rise to such Third Party Claim; provided, further, that, if any time following delivery of the notice described in the immediately preceding proviso, the Indemnifying Party becomes aware of additional information relating to its obligation to provide indemnification as aforesaid and as a result concludes that there is reasonable uncertainty as to whether it is so obligated to provide such indemnification, then the Indemnifying Party shall, reasonably promptly after becoming aware of such information, notify the Indemnified Party of such information in writing, and upon the delivery of such notice, the Indemnified Party may assume the control of such defense and, from and after such assumption of control, shall bear all costs in connection therewith (it being understood, however, that in the event that indemnification is ultimately available with respect to such Third Party Claim, such costs shall be deemed to constitute Losses). In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.

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(iii) The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to assume the control of the defense thereof in accordance with Section 9.05(a)(ii). The fees and disbursements of any such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party or any of their Affiliates that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.

(iv) If the Indemnifying Party elects not to compromise or defend a Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in Section 9.05(a)(ii), or (subject to the proviso to this Section 9.05(a)(iv)) fails to diligently prosecute the defense of a Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided that if the Indemnifying Party fails to diligently pursue the defense of the Third Party Claim or the Indemnified Party concludes, acting reasonably, that the Third Party Claim is not being defended to its satisfaction, the Indemnified Party can assume the defense of the Third Party Claim if the Indemnified Party gives the Indemnifying Party written demand to diligently pursue the defense and the Indemnifying Party fails to do so within five (5) Business Days after receipt of the demand, or such shorter period as may be required to respond to any deadline imposed by a court, arbitrator, or other tribunal.

(v) The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including promptly making available records relating to such Third Party Claim in their possession or control and furnishing, without expense (other than reimbursement of actual reasonable out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party or its Affiliates and provides, in customary form, for the unconditional release of each Indemnified Party and their Affiliates from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to settlement of such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume the defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense of a Third Party Claim pursuant to Section 9.05(a)(iv), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) Direct Claims.

(i) Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (each, a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party written notice thereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent that the Indemnifying Party actually forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail.

(ii) The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents, or records in its control or possession) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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ARTICLE X

MEDIATION AND ARBITRATION

Section 10.01 Resolution of Controversies and Claims. If any controversy or claim, whether based on contract, tort, statute, or other legal or equitable theory (including any claim of fraud, misrepresentation, or fraudulent inducement), arising out of or related to this Agreement, the documents to be delivered hereunder, the Exhibits, and Disclosure Schedules (such controversy or claim a “Dispute”), the Parties agree to resolve the Dispute as provided in this Article X.

Section 10.02 Mediation. If the Dispute cannot be resolved by negotiation, the Parties agree to submit the Dispute to mediation by a mediator mutually selected by the Parties. If the Parties are unable to agree upon a mediator, the American Arbitration Association appoints the mediator. In any event, the mediation shall take place within 30 days of the date that a Party gives the other Party written notice of its desire to mediate the Dispute.

Section 10.03 Arbitration.

(a) If not resolved by mediation, the Parties shall resolve the Dispute by arbitration pursuant to this Article and the then-current rules and supervision of the American Arbitration Association. The arbitration shall be held in San Jose, California, before a single arbitrator who is knowledgeable about the laws relating to business entities and cannabis regulations. The arbitrator may order the Parties to exchange copies of non-rebuttal exhibits and copies of witness lists in advance of the arbitration hearing. The arbitrator’s decision and award are final and binding and may be entered in any court having jurisdiction. The arbitrator does not have the power to award, and no one subject to this Article may seek, an award of, punitive, exemplary, or consequential damages, or any damages excluded by or in excess of any damage limitations expressed in this Agreement or any subsequent agreement between the Parties. To prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief.

(b) Issues of arbitrability are determined in accordance with the federal substantive and procedural laws relating to arbitration. All other aspects of the Agreement are interpreted in accordance with, and the arbitrator applies and is bound to follow, the substantive laws of the state of California. Each Party bears its own attorneys’ fees associated with negotiation, mediation, and arbitration, and other costs and expenses are borne as provided by the rules of the American Arbitration Association. If court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings must pay all associated costs, expenses, and attorneys’ fees reasonably incurred by the other Party.

Section 10.04 Confidentiality. Neither a Party, witness, nor the arbitrator may disclose the facts of the underlying dispute or the contents or results of any negotiation, mediation, or arbitration without the prior written consent of all Parties, except as necessary (and then only to the extent required) to enforce or challenge the settlement agreement or the arbitration award or to comply with legal, financial, or tax reporting requirements.

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Section 10.05 Covered Parties. The duties to mediate and arbitrate extend to any director, member, manager, officer, employee, shareholder, principal agent, trustee in bankruptcy or otherwise, affiliate, subsidiary, third-party beneficiary, or guarantor of a Party making or defending a claim that would otherwise be subject to this Article. Unless the context otherwise requires, references to Party or Parties within this Article include the foregoing Persons, provided, however, that the specific provisions regarding the allocation of costs in Section 10.03(b) do not preclude any rights to indemnification, reimbursement, contribution, or other similar benefits held by the foregoing Persons.

Section 10.06 Severability. If any part of this Article Xis held to be unenforceable, it shall be severed and shall not affect either the duties to mediate and arbitrate or any other part of thisArticle X.

ARTICLE XI

 NON-COMPETITION AND NON-SOLICITATION

Each and all of the following provisions shall be binding upon the Owner and its Affiliates:

(a) For a period of two (2) years from the Closing Date, the Owner and/or its Subsidiaries shall not, unless fundamental to its artificial intelligence business endeavors, directly or indirectly (whether as principal, shareholder, partner, or investor), and whether on its own account or in any capacity on behalf of any person, firm, corporation or organization other than the Purchaser, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of, any business, firm, corporation, association, joint venture or other entity that engages in the business of reselling computer hardware and/or software, anywhere within the United States of America, in competition to the business of the Company; provided, however, that Owner and/or its Subsidiary may own less than 5% of the outstanding shares of any class of securities of any enterprise that is or could reasonably be deemed a competitor of the Company (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or market system or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

(b) For a period of two (2) years from the Closing Date, the Owner and/or its Affiliates shall not directly or indirectly (whether as a shareholder, employee, agent or otherwise) and whether on its own account or in any capacity on behalf of any person, firm, corporation or organization, other than the Company, solicit any of the employees and/or independent contractors of the Company, or solicit or induce such persons to leave the employ and/or contractual relationship as independent contractor of the Company.

(c) If any provision of this Article XI or any part of it is held to be void or unenforceable that provision or part shall be deleted from this Agreement and the remaining provisions or parts will continue in full force and effect.

(d) The Owner and Purchaser agree and acknowledge that the restrictions contained in this Article XI are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the purchase of the Shares of the Company from Owner.

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ARTICLE XII
MISCELLANEOUS

Section 12.01 Entire Agreement. This Agreement and the other documents, instruments, certificates and Contracts required to be delivered at Closing hereunder and thereunder constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 12.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or email addresses (or to such other address or email address as a Party may specify by notice given to the other Parties pursuant to this provision):

to the Company (prior to the Closing):

Cornerstone Tech, Inc.

1735 North 1st St, Unit 110

San Jose, CA 95112

Email: MikeK@sonasoft.com

Attention: Mike Khanna

with a copy (which shall not constitute notice to the Company for the purposes of this Section 12.02) to:

Austin Legal Group, APC

3990 Old Town Ave. Suite A-101

San Diego, CA 92110

Email: gaustin@austinlegalgroup.com

Attention: Gina Austin

to Sonasoft:

Sonasoft Corp.

1735 North 1st St, Unit 103

San Jose, CA 95112

Email: MikeK@sonasoft.com

Attention: Mike Khanna

to Purchaser or, following the Closing, the Company:

Michael W. Dyer

2059 Camden Ave, #298

San Jose, CA 95124

Email: mwdyer@gmail.com

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with a copy (which shall not constitute notice to Purchaser or the Company for the purposes of this Section 12.02) to:

Law Offices of Michael Violanti

1440 Columbia Street #2004

San Diego, CA 92101

Email: mike@michaelviolantilaw.com

Attention: Michael Violanti

Section 12.03 Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Purchaser and Owner, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.04 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the Parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other Parties. Any attempted or purported assignment in violation of this Section 12.04 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns (including, with respect to any trust, any additional or successor trustees of any such trust).

Section 12.05 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 12.06 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of California, without regard to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

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(b) Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal or state court of the United States of America sitting in the County of Santa Clara, State of California) (“California Courts”), and any appellate court from any decision thereof, in any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the California Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the California Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 12.02 or in any other manner permitted by applicable Law.

Section 12.07 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the Parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 12.07, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, and (b) nothing contained in this Section 12.07 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under thisSection 12.07 before exercising any other right under this Agreement.

Section 12.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be executed and delivered using electronic means, including but not limited to email and portable document format (PDF).

Section 12.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable Law.

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Section 12.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 12.11 Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation or construction of the Agreement or any provision hereof.

Section 12.12 Number, Gender, Etc. Words importing the singular number only shall include the plural, and vice versa, words importing the masculine gender shall include the feminine gender and neuter gender, and vice versa, and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, limited liability company, government board, agency, instrumentality, or other entity.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER: /s/ Michael W. Dyer Michael W. Dyer	OWNER: Sonasoft Corp. By: /s/ Mike Khanna Name: Mike Khanna Title: CEO COMPANY: Cornerstone Tech, Inc. By: /s/ Mike Khanna Name: Mike Khanna Title: CEO

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